Exhibit 99.1

DURECT Receives Approval from Nasdaq for Transfer of Listing to Nasdaq Capital Market

CUPERTINO, Calif., June 25, 2019 /PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) today announced that it received approval from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) to transfer the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market, effective June 27, 2019. The Company has also been granted an additional 180-day grace period, or until December 23, 2019, to regain compliance with Nasdaq’s minimum bid price requirement (the “Minimum Bid Price Requirement”).  The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, and listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.  The Company’s common stock will continue to trade under the symbol “DRRX.”

To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least ten consecutive business days during the additional 180-day grace period.  If the Company does not regain compliance during this additional grace period, its common stock would be subject to delisting by Nasdaq.  As part of its transfer application, the Company notified Nasdaq that if the stock price does not recover sufficiently during the additional grace period, it would implement a reverse stock split, if necessary.

About DURECT Corporation

DURECT is a biopharmaceutical company actively developing therapeutics based on its Epigenetic Regulator Program and proprietary drug delivery platforms.  DUR‑928, a new chemical entity in Phase 2 development, is the lead candidate in DURECT’s Epigenetic Regulator Program.  An endogenous, orally bioavailable small molecule, DUR-928 has been shown in preclinical studies to play an important regulatory role in lipid homeostasis, inflammation, and cell survival.  Human applications may include acute organ injury such as alcoholic Hepatitis (AH) and acute kidney injury (AKI), chronic hepatic diseases such as nonalcoholic steatohepatitis (NASH), and inflammatory skin conditions such as psoriasis and atopic dermatitis.  DURECT’s advanced oral and injectable delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs.  Late stage product candidates in this category include POSIMIR® (bupivacaine extended-release solution), an investigational locally-acting, non-opioid analgesic intended to provide up to 3 days of continuous pain relief after surgery, and ORADUR™-Methylphenidate ER Capsules, approved in Taiwan as Methydur Sustained Release Capsules, where it is indicated for the treatment of attention deficit hyperactivity disorder (ADHD).  In addition, for the assignment of certain patent rights, DURECT receives single digit sales-based earn-out payments from U.S. net sales of Indivior’s PERSERIS™ (risperidone) drug for schizophrenia, which was commercially launched in February 2019.  For more information about DURECT, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding future events and expectations, including without limitation,  the ability to regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the potential implementation of a reverse stock split, the potential use of DUR-928 to treat chronic hepatic diseases such as NASH, acute organ injuries such as AH and AKI, and inflammatory skin disorders such as psoriasis and atopic dermatitis, the potential regulatory approval of POSIMIR by the FDA and the potential uses and benefits of POSIMIR, as well as the use of POSIMIR to treat post-surgical pain, the use of Indivior's PERSERIS to treat schizophrenia, as well as the potential commercial sales of Indivior's PERSERIS, are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the continued failure of the Company’s common stock to trade at prices above $1.00 per share, the risk of being delisted from the Nasdaq Capital Market, changes to Nasdaq's continued listing standards, delays in the enrollment of the ongoing clinical trials of DUR-928 in NASH, AH and psoriasis, potential adverse effects arising from the testing or use of DUR-928, the risk that the FDA may not approve the POSIMIR NDA, the risk that PERSERIS will not have a successful commercial launch, our ability to avoid infringing patents held by other parties and secure and defend patents of our own patents, and our ability to manage and obtain capital to fund our operations and expenses. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in DURECT's Form 10-Q for the three months ended March 31, 2019 filed on May 7, 2019 under the heading "Risk Factors” and DURECT's other filings with the U.S. Securities and Exchange Commission.

NOTE: ORADUR™, POSIMIR® and SABER® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. DUR-928, ORADUR-Methylphenidate ER Capsules and POSIMIR are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities. Full prescribing information for PERSERIS, including BOXED WARNING, and Medication Guide can be found at www.perseris.com.

CONTACT:Mike Arenberg, Chief Financial Officer, DURECT, 408-346-1052